Exhibit 99.1

THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters	Investor Relations Contacts:	Public Relations Contact:
27700B sw parkway avenue	Kyle Ranson	Scott Ballantyne
wilsonville	Chief Executive Officer	Chief Marketing Officer
oregon	InFocus Corporation	InFocus Corporation
97070	(503) 685-8576	(503) 685-8923
503.685.8888
800.294.6400	Roger Rowe
www.infocus.com	Chief Financial Officer
InFocus Corporation
(503) 685-8609

InFocus® Announces First Quarter 2006 Financial Results

Company Also Receives 90-Day Nasdaq Extension to File 2005 Form 10-K

WILSONVILLE, Ore., May 2, 2006 – InFocus® Corporation (Nasdaq: INFS) today announced its first quarter 2006 financial results. On revenues of $112.0 million for the first quarter, the Company posted a net loss of $16.4 million, or $0.41 per share, compared to a net loss of $7.9 million, or $0.20 per share, for the fourth quarter of 2005 and a net loss of $14.0 million, or $0.35 per share for the first quarter of 2005.

Included in the first quarter 2006 financial results was a restructuring charge of $1.1 million, non-cash stock-based compensation expense of $0.3 million as a result of implementing the new stock option expensing accounting standard, and a non-cash other expense of $7.5 million as a result of recording an impairment of investments in two start-up technology companies. In total, these items accounted for $8.9 million, or $0.22 per share, of the net loss recorded for the first quarter.

The Company also reported total cash and marketable securities as of March 31, 2006 of $78.2 million with no debt outstanding, down $1.9 million from the end of 2005. In addition, total inventories at the end of the first quarter were $49.9 million, down over $16 million from the end of 2005.

2005 10-K Filing Update

As announced in March, the Company delayed the filing of its 2005 annual report on Form 10-K with the SEC to allow for the completion of internal investigations initiated by the Company’s audit committee as well as completion of related audit procedures by its registered independent auditors, KPMG LLP. In mid-April, the Company participated in an oral hearing with a Nasdaq listing qualifications panel in which the Company presented its plan for achieving compliance with the filing requirements for both the 2005 Form 10-K and the Form 10-Q for the first quarter of 2006. On April 26, 2006, the Company received notice that the panel determined to continue the listing of the Company’s shares on the Nasdaq National Market. This determination is subject to certain conditions, including the filing of the 2005 Form 10-K on or before July 7, 2006 and the filing of the Form 10-Q for the first quarter of 2006 on or before July 17, 2006.

Audit Committee Investigation Update

The investigation into shipments of products to restricted countries is complete with the findings submitted to the proper regulatory authorities. These findings confirmed that the severity of this situation is significantly less than initially thought. The Company did report a handful of possible violations to the Office of Foreign Assets Control (“OFAC”) and the Bureau of Industry and Security (“BIS”) and they are currently in the process of reviewing the findings. The Company originally accrued an estimated charge of $1.6 million related to this matter as part of its second quarter 2005 results. Based on results of the investigation, the ultimate liability may be substantially less than the $1.6 million originally accrued. Any adjustment necessary to the original accrual will be recorded once OFAC and BIS have concluded their reviews and this matter is finally resolved.

The other two investigations outlined in the Company’s press release of March 9, 2006 into revenue recognition and business practices in China are currently in process. The investigations include electronic document searches and review, interviews of various management personnel across the Company and a review of the Company’s financial controls and processes regarding revenue recognition. Company personnel are cooperating fully with the investigations providing access to information and employees as requested. While difficult to estimate with accuracy, it is currently expected to take until at least the end of June to complete the investigations, any additional audit procedures required by our auditors and to finalize our Form 10-K for filing. Although the Company is currently not aware of any significant findings, the investigations are not complete and it is not possible to predict the outcome of the investigations or if any financial statement adjustments will be required.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

First quarter revenues of $112.0 million were down 13 percent compared with fourth quarter revenues and down 18 percent from revenues in the first quarter of 2005. Gross margins improved to 14.9 percent in the first quarter of 2006 from 12.0 percent and 7.3 percent in the fourth quarter and first quarter of 2005, respectively. Overall, average selling prices were down 7 percent quarter to quarter, primarily a result of changes in the mix of products sold as opposed to price reductions across the product portfolio. Projector unit shipments were approximately 94,000 units in the first quarter, down about 1% from the prior quarter.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of restructuring charges and non-cash stock-based compensation, were $24.6 million for the first quarter of 2006, flat with the fourth quarter of 2005 and down $4.1 million from the first quarter of 2005. Operating expenses did not decline sequentially as a result of spending in marketing to promote new product launches and build the brand. In addition, the Company incurred additional legal and administrative costs associated with the audit committee investigations announced on March 9, 2006.

Other expense, net for the first quarter was $7.0 million compared to other expense of $0.4 million in the fourth quarter and other income of $9.8 million in the first quarter of 2005. The major contributing item to other expense in the first quarter was a $7.5 million non-cash charge associated with writing down the realizable value of cost-based investments in Reflectivity and VST International, two separate start-up technology companies. Both companies are in the process of raising additional capital to fund future activities, likely at significantly reduced valuations. The Company is not likely to participate in these future funding activities which will lead to a significant dilution in our ownership interests and impairment of the investment. The realized gain on the sale of marketable securities for the first quarter was $0.8 million compared to $1.7 million in the fourth quarter. The Company’s share of losses related to South Mountain Technologies, its joint venture with TCL Corporation, was $1.6 million in the first quarter compared to $1.8 million in the fourth quarter of 2005. The Company’s share of income related to Motif, its joint venture with Motorola, was $1.1 million in the first quarter compared to $0.9 million in the fourth quarter.

Balance Sheet

Total cash and marketable securities as of March 31, 2006 were $78.2 million, a decrease of $1.9 million from the end of 2005. Days sales outstanding for the quarter were 56 days, an increase of 7 days from the prior quarter. Inventory levels declined $16.6 million during the quarter to $49.9 million, resulting in improved inventory turns.

Outlook for Second Quarter2006

During the second quarter, new products are expected to contribute more significantly to revenues allowing for increased gross margins and leading to achieving the goal of returning to operating profitability in its core business in the quarter. Ramping production, creating demand, and delivering sufficient volumes of new products to customers during the second quarter are critical to achieving this goal. The Company currently is projecting modest revenue growth in the second quarter and gross margins within its targeted range of 16 to 18%. Operating expenses during the second quarter are expected to be between $23 and $24 million reflecting costs of completing the internal investigations and non-cash stock-based compensation expense.

“We made progress toward our goals in a number of areas and took positive steps forward financially and operationally during the first quarter putting us in a position to achieve our goal of returning to operating profitability in our core business in the second quarter of 2006,” stated Kyle Ranson, President and CEO. “Operationally, we attended our biggest ever Consumer Electronics Show, launched our new Play Big projector line-up and began volume shipments late in the quarter. In addition, our new Work Big IN24 and IN26 projectors, which are the follow on products to our industry leading X family of projectors, begin shipping in May. We are excited about this next generation of projectors and the initial feedback leads us to believe that these products will continue our success in the high volume, multi-use product category,” concluded Ranson.

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes. In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com. Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will also be available through May 8, 2006 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.). A Pin # is not required.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and projectors manufactured for the Company, inventory, backlog, and new product introductions. Also included are forward-looking statements regarding the results and charges associated with restructuring of the Company’s business to reduce its overall cost structure and the possible outcome of investigations initiated by the Company’s audit committee. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve, the impact of potential fines and/or sanctions imposed as a result of our self disclosure regarding infractions of U.S export law; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with our recent transition to two new contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights; 4) in regard to the Company’s restructuring plan, uncertainties associated with the impact on revenues and gross margins of plans to focus efforts on certain geographies and sales channels and the ability to execute the transitions planned in the desired time frames based on the scale of actions initiated; and 5) in regards to the audit committee investigations, uncertainties regarding the outcome and financial impact of any findings, the possibility of adjustments to issued financial statements, the possibility of finding material weaknesses in the Company’s controls over financial reporting, and the possibility of not being able to file the 2005 Form 10-K within the extension period granted by Nasdaq which could lead to a delisting of the Company’s stock. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2004 Form 10-K and 2005 Form 10-Q’s, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) is the industry pioneer and worldwide leader in the projection market today. Nearly twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, Play Big, Work Big and The Big Picture are trademarks of InFocus Corporation. “Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2006	2005

Revenues	$112,019	$137,016
Cost of revenues(a)	95,276	127,067
Gross margin	$16,743	$9,949

Operating expenses(a)
Marketing and sales	$14,565	$16,937
Research and development	4,832	6,131
General and administrative	5,493	5,711
Restructuring costs	1,075	4,700
	$25,965	$33,479

Loss from operations	$(9,222)	$(23,530)

Other income (expense), net	(7,003)	9,819
Loss before income taxes	(16,225)	(13,711)
Provision for income taxes	132	268
Net Loss	$(16,357)	$(13,979)

Basic and fully diluted net loss per share	$(0.41)	$(0.35)

Basic and fully diluted shares outstanding	39,605	39,578

(a) Stock-based compenstation expense included under FAS 123(R) was as follows:
Cost of revenues	$37	$—
Marketing and sales	117	—
Research and development	45	—
General and administrative	91	—
	$290	$—

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2006	2005

Assets
Current Assets:
Cash and cash equivalents	$52,131	$53,105
Marketable securities	226	1,199
Restricted cash, cash equivalents, and marketable securities	25,864	25,813
Accounts receivable, net of allowances	69,187	70,883
Inventories	49,864	66,454
Land held for sale	4,469	4,469
Other current assets	25,490	24,094
Total Current Assets	227,231	246,017

Property and equipment, net	4,278	2,747
Other assets, net	6,701	15,124
Total Assets	$238,210	$263,888

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$66,284	$74,674
Other current liabilities	28,872	30,985
Total Current Liabilities	95,156	105,659

Other Long-Term Liabilities	3,045	3,038

Shareholders’ Equity:
Common stock and additional paid-in capital	166,554	166,170
Other comprehensive income:
Foreign currency translation	25,895	24,200
Unrealized gain (loss) on equity securities	(159)	745
Accumulated deficit	(52,281)	(35,924)

Total Shareholders’ Equity	140,009	155,191

Total Liabilities and Shareholders’ Equity	$238,210	$263,888

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(Unaudited)

	First Quarter 2006			Fourth Quarter 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(16,357)	$(0.41)	$25,965	$(7,915)	$(0.20)	$23,179

Adjustments:

Restructuring charges	$1,075	$0.03	$(1,075)	$(950)	$(0.02)	$950
Proforma excluding adjustments	$(15,282)	$(0.39)	$24,890	$(8,865)	$(0.22)	$24,129

	First Quarter 2006			First Quarter 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(16,357)	$(0.41)	$25,965	$(13,979)	$(0.35)	$33,479

Adjustments:

Restructuring charges	$1,075	$0.03	$(1,075)	$4,700	$0.12	$(4,700)
Proforma excluding adjustments	$(15,282)	$(0.39)	$24,890	$(9,279)	$(0.23)	$28,779